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                                                                    Exhibit 23.1

                              CONSENT OF KPMG LLP

The Board of Directors
Magma Design Automation, Inc.:

We consent to the use of our report dated July 16, 2001, except as to the last paragraph of Note 4, which is as of September 26, 2001, on the consolidated financial statements of Magma Design Automation, Inc. and subsidiaries as of March 31, 2000 and 2001, and for each of the years in the three-year period ended March 31, 2001, included herein and to the references to our firm under the headings "Selected Financial Data" and "Experts" in the prospectus.

                                          /s/ KPMG LLP

Mountain View, California

October 31, 2001